Exhibit 107

Calculation of Filing Fee Table

Form F-4

THE FLEXI GROUP HOLDINGS LTD

Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration of Fee(9)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be paid	Equity	Ordinary Shares	Other	23,282,345(1)	$10.265	$238,993,271.43(5)	.0001102	$26,337.06	—	—	—	—
Fees to be paid	Equity	Ordinary Shares	Other	3,715,518(2)	10.48	$38,938,628.64(6)	.0001102	$4,291.04	—	—	—	—
Fees to be paid	Equity	Warrants to purchase Ordinary Shares	Other	17,057,500(3)	N/A	N/A(7)	N/A	N/A(7)	—	—	—	—
Fees to be paid	Equity	Ordinary Shares issuable upon exercise of Warrants	Other	17,057,500(4)	$11.50	$196,161,250.00(8)	.0001102	$21,616.97	—	—	—	—
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts							$52,245.07
	Total Fees Previously Paid							$62,732.41
	Total Fee Offsets							—
	Net Fee Due							$0.00

(1)	Consists of the sum of (i) 1,393,196 ordinary shares, par value $0.0001 per share (“PubCo Ordinary Shares”), of the Flexi Group Holdings Ltd (“PubCo”) being issued in exchange for an equal number of shares of Class A common stock, par value $0.0001 per share (“TGVC Class A Common Stock”) of TG Venture Acquisition Corp. (“TGVC”), (ii) 2,889,149 PubCo Ordinary Shares being issued in exchange for an equal number of shares of TGVC Class A Common Stock to be issued prior to Closing (as defined in the accompanying proxy statement/prospectus) upon conversion of shares of TGVC Class B common stock, par value $0.0001 per share, in connection with the Business Combination (as defined in the accompanying proxy statement/prospectus), and (iii) 19,000,000 PubCo Ordinary Shares being issued in exchange for ordinary shares, no par value, of the Flexi Group Limited, in connection with the Business Combination.

(2)	Consists of (i) 2,900,000 PubCo Ordinary Shares that may be issuable based on the achievement of certain revenue thresholds during the two-year period following the closing of the Business Combination, and (ii) 815,518 PubCo Ordinary Shares being issued to certain third party advisors, as set forth in the accompanying proxy statement/prospectus.

(3)	Consists of the sum of (i) 11,500,000 TGVC Public Warrants (as defined in the accompanying proxy statement/prospectus), (ii) 5,500,000 TGVC Placement Warrants (as defined in the accompanying proxy statement/prospectus), and (iii) 57,500 Representative Warrants (as defined in the accompanying proxy statement/prospectus), all of which warrants will be assumed by PubCo in connection with the Business Combination and converted into warrants to acquire the same number of PubCo Ordinary Shares (“PubCo Warrants”) at the same price and on the same terms as set forth in the TGVC Warrant Agreement (as defined in the accompanying proxy statement/prospectus).

(4)	Consists of PubCo Ordinary Shares issuable upon the exercise of 17,057,500 PubCo Warrants. Each such PubCo Warrant will entitle the holder to purchase one PubCo Ordinary Share at a price of $11.50 per share (subject to adjustment).

(5)	Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is the product of (i) $10.265 (the implied price of PubCo Ordinary Shares based on the average of the high $10.28 and low $10.25 trading prices of TGVC Class A Common Stock as reported on the Nasdaq Stock Market LLC on February 9, 2023 (within five business days prior to the initial filing date of the Registration Statement), multiplied by (ii) 23,282,345 PubCo Ordinary Shares issuable in connection with the Business Combination).

(6)	Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is the product of (i) $10.48 (the implied price of PubCo Ordinary Shares based on the average of the high $10.48 and low $10.48 trading prices of TGVC Class A Common Stock as reported on The Nasdaq Stock Market LLC on June 9, 2023 (within five business days prior to the filing date of the Amendment No. 1 to the Registration Statement), multiplied by (ii) (A) 2,900,000 PubCo Ordinary Shares that may be issuable based on the achievement of certain revenue thresholds during the two-year period following the closing of the Business Combination, plus (B) 815,518 PubCo Ordinary Shares being issued to certain third party advisors).

(7)	The maximum number of PubCo Warrants and PubCo Ordinary Shares issuable upon exercise of the PubCo Warrants are being simultaneously registered hereunder. Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to such PubCo Warrants has been allocated to the PubCo Ordinary Shares underlying such warrants, and those PubCo Ordinary Shares are included in the registration fee as calculated in footnote (9) below.

(8)	No separate registration fee is required pursuant to Rule 457(g) of the Securities Act. Pursuant to Rule 457(g)(1) of the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price of the PubCo Ordinary Shares underlying the PubCo Warrants is calculated based on an exercise price of $11.50 per share.

(9)	Pursuant to Rule 457(o) promulgated under the Securities Act, the registration fee has been calculated on the basis of the maximum aggregate offering price. The fee has been determined in accordance with Section 6(b) of the Securities Act at a rate equal to $110.20 per $1,000,000 of the proposed maximum aggregate offering price.